Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

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www.mayerbrown.com

December 15, 2017

AbbVie Inc.

1 North Waukegan Road
North Chicago, Illinois 60064

Re:          AbbVie Deferred Compensation Plan

Ladies and Gentlemen:

We have acted as special counsel to AbbVie Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 of $190,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) to be issued pursuant to the AbbVie Deferred Compensation Plan (the “Plan”).  In connection therewith, we have examined or are otherwise familiar with the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws, the Plan, the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the Deferred Compensation Obligations, relevant resolutions of the Board of Directors of the Company relating to the establishment of the Plan and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

Our opinion is subject to the effect of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting the rights or remedies of creditors generally, (ii) the application of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity), and (iii) applicable law and public policy with respect to rights to indemnity and contribution.  In addition, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Deferred Compensation Obligations, when incurred pursuant to the terms of the Plan, will constitute the valid and legally binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.  We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP